WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR FISCAL FOURTH QUARTER AND FULL YEAR ENDED SEPTEMBER 30, 2020
Financial Highlights:
•Continued Momentum in Streaming Highlighted by Sequential Improvement in Revenue Growth
•Delivered Double-Digit Digital Revenue Growth for the Quarter and Full Year with Digital Revenue Contribution Increasing to 65% of Total Revenue
•Executed Significant Deals with Key Digital Partners in 2020 and Increased Revenue Contribution from Emerging Platforms, Unlocking New Value-Creation Opportunities
•Achieved Strong Year-Over-Year Growth and Margin Expansion in Adjusted OIBDA and Adjusted EBITDA
For the three months ended September 30, 2020
•Total revenue was up 0.2% or down 1.1% in constant currency
•Net income was $1 million versus $91 million in the prior-year quarter
•OIBDA increased 63% to $155 million versus $95 million in the prior-year quarter
•Adjusted OIBDA increased 35% to $174 million versus $129 million in the prior-year quarter
•Adjusted EBITDA increased 33% to $177 million versus $133 million in the prior-year quarter
For the twelve months ended September 30, 2020
•Total revenue was down 0.3% or up 0.4% in constant currency
•Net loss was $470 million versus net income of $258 million in the prior year
•OIBDA was $32 million versus $625 million in the prior year
•Adjusted OIBDA increased 11% to $790 million versus $713 million in the prior year
•Adjusted EBITDA increased 14% to $837 million versus $737 million in the prior year

NEW YORK, New York, November 23, 2020—Warner Music Group Corp. today announced its fourth-quarter and full-year financial results for the periods ended September 30, 2020.

“We’re proud of everything we’ve accomplished in the past year, despite the challenging conditions that the world has faced. We’re essentially flat against a record-breaking prior year and, during the quarter, we grew 11% on an as-reported basis, excluding the revenue streams most impacted by COVID,” said Steve Cooper, CEO, Warner Music Group. “We’ve had huge successes from global megastars and local hitmakers, breakout sensations and long-time legends. Our streaming growth has stayed strong, and we’ve also seen an acceleration in a whole spectrum of emerging revenue streams such as social media, gaming, and in-home fitness. In this increasingly complex environment, where music is woven into every aspect of our lives, our creative expertise and global reach are more valuable than ever.”

“Our results are underpinned by the continued momentum we are seeing in streaming and the operating leverage driven by our digital transformation and business optimization initiatives,” added Eric Levin, Executive Vice President and CFO, Warner Music Group. “As we look toward the future, we are confident in our long-term growth prospects, particularly as the areas of our business that have been most impacted by COVID return to normal.”

Total WMG

Total WMG Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Revenue	$1,126	$1,124	—%	$4,463	$4,475	—%
Recorded Music revenue	958	953	1%	3,810	3,840	-1%
Music Publishing revenue	169	173	-2%	657	643	2%
Digital revenue	778	674	15%	2,903	2,610	11%
Operating income (loss)	88	29	—%	(229)	356	—%
Adjusted operating income(1)	107	63	70%	529	444	19%
OIBDA(1)	155	95	63%	32	625	-95%
Adjusted OIBDA(1)	174	129	35%	790	713	11%
Net income (loss)	1	91	-99%	(470)	258	—%
Adjusted net income(1)	20	125	-84%	288	346	-17%
Net cash provided by operating activities	176	151	17%	463	400	16%
Adjusted EBITDA(1)	177	133	33%	837	737	14%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Fourth-Quarter Results
Revenue was up 0.2% (or down 1.1% in constant currency). Robust digital revenue growth across Recorded Music and Music Publishing was partially offset by a decline in Recorded Music artist services and expanded-rights and licensing revenue and in Music Publishing performance, mechanical and synchronization revenue, which reflects the impact from COVID. Excluding artist services and expanded-rights revenue in Recorded Music and performance revenue in Music Publishing, the revenue segments most affected by COVID, total revenue would have increased 10.5% (or 9.4% in constant currency). Recorded Music physical revenue was flat, despite the impact from COVID, as a result of strong physical releases in the US and Japan. The slight increase in revenue was primarily due to growth in streaming revenue, the Company’s largest and fastest-growing source of revenue, and favorable impact from exchange rates, partially offset by COVID-related business disruption. Digital revenue grew 15.4% (or 14.6% in constant currency), and represented 69.1% of total revenue, compared to 60.0% in the prior-year quarter.

Operating income was $88 million compared to $29 million in the prior-year quarter. OIBDA was $155 million, an increase from $95 million in the prior-year quarter and OIBDA margin increased 5.3 percentage points to 13.8% from 8.5% in the prior-year quarter. The increase in operating income, OIBDA and OIBDA margin was primarily due to higher-margin streaming revenue constituting a larger proportion of total revenue, lower non-cash stock-based compensation expense of $14 million, lower variable compensation expense and cost-management efforts.

Adjusted operating income, Adjusted OIBDA and Adjusted net income exclude one-time costs related to the Company’s IPO, non-cash stock-based compensation expense, COVID-related expenses, the Company's Los Angeles office consolidation and restructuring and other transformation initiatives in the current quarter and costs related to the Company's Los Angeles office consolidation, non-cash stock-based compensation expense and restructuring and other transformation initiatives in the prior-year quarter. Adjusted EBITDA excludes these items and includes expected savings resulting from transformation initiatives and pro forma impact of specified transactions closed in the current quarter. See below for calculations and reconciliations of Adjusted operating income, Adjusted OIBDA, Adjusted net income, and Adjusted EBITDA.

Adjusted OIBDA increased 34.9% from $129 million to $174 million and Adjusted OIBDA margin increased 4.0 percentage points to 15.5% from 11.5% due to margin improvement associated with higher streaming revenue, cost-management efforts and lower variable compensation expense. Adjusted operating income increased 69.8% from $63 million to $107 million due to the same factors affecting Adjusted OIBDA.

Adjusted EBITDA increased 33.1% from $133 million to $177 million with margins improving 3.9 percentage points from 11.8% to 15.7%. The increase was largely due to the same factors affecting Adjusted OIBDA in addition to higher pro forma savings expected to be realized from certain cost-savings initiatives and transactions.

Net income was $1 million compared to $91 million in the prior-year quarter. Adjusted net income was $20 million compared to $125 million in the prior-year quarter. The decrease in net income and Adjusted net income was due to the unfavorable impact of exchange rates on the Company’s external euro-denominated debt and intercompany loans, a loss on extinguishment of debt of $34 million due to recent refinancing activity and higher income tax benefit in the prior-year quarter due to the release of $59 million of the Company's U.S. deferred tax valuation allowance on foreign tax credit carryforwards, which was partially offset by higher operating income, lower interest expense due to refinancing activity and gains on investments.

Basic and Diluted earnings per share was $0.00 for both the Class A and Class B shareholders due to the net loss attributable to the Company in the current quarter of $1 million.

As of September 30, 2020, the Company reported a cash balance of $553 million, total debt of $3.104 billion and net debt (defined as total long-term debt, net of deferred financing costs, minus cash and equivalents) of $2.551 billion.

Cash provided by operating activities was $176 million compared to $151 million in the prior-year quarter. The change was largely a result of the timing of working capital primarily due to timing of payments from certain digital service providers. Free Cash Flow, as defined below, decreased to $44 million from $115 million in the prior-year quarter largely due to an increase in capital expenditures to support transformation initiatives and to increased investment activity, which was partially offset by an increase in operating cash flow.

Full-Year Results
Total revenue decreased 0.3% (or increased 0.4% in constant currency). Robust digital revenue growth in Recorded Music and Music Publishing was more than offset by declines in Recorded Music artist services and expanded-rights, physical and licensing revenue and in Music Publishing performance and mechanical revenue, which reflects the impact of COVID. Excluding artist services and expanded-rights revenue in Recorded Music and performance revenue in Music Publishing, the revenue segments most affected by COVID, total revenue would have increased 3.6% (or 4.4% in constant currency). Music Publishing synchronization revenue was flat, despite the impact from COVID, as a result of increased deal activity in China and the UK. US revenue declined by 1.1% and international revenue rose 0.2% (or 1.4% in constant currency).  Prior to intersegment eliminations, US and international revenue represented 43.3% and 56.7% of total revenue, respectively, compared to 43.6% and 56.4% of total revenue, respectively, in the prior year.  Digital revenue grew 11.2% (or 12.2% in constant currency), and represented 65.0% of total revenue, compared to 58.3% in the prior year.

Operating loss was $229 million, compared to operating income of $356 million in the prior year and operating margin was (5.1)% down from 8.0% in the prior year.  OIBDA was $32 million, down 94.9% from $625 million in the prior year and OIBDA margin decreased 13.3 percentage points to 0.7% from 14.0% in the prior year. Net loss was $470 million compared to net income of $258 million in the prior year.  The decrease in net income, operating income, OIBDA and OIBDA margin was primarily due to higher non-cash stock-based compensation expense of $559 million related to the Company’s long-term incentive plan reflecting changes in the value of the Company’s common stock, as well as $89 million in one-time costs associated with the Company’s IPO.

Adjusted operating income, Adjusted OIBDA and Adjusted net income exclude one-time costs related to the Company’s IPO, non-cash stock-based compensation expense, COVID-related expenses, the Company's Los Angeles office consolidation and restructuring and other transformation initiatives in the current year and non-cash stock-based compensation expense, the Company's Los Angeles office consolidation and restructuring and other transformation initiatives, including relocation of the Company’s U.S. shared service center to Nashville in the prior year. Adjusted EBITDA excludes these items and includes expected savings resulting from transformation initiatives and pro forma impact of specified transactions closed in the current year. See below for calculations and reconciliations of Adjusted operating income, Adjusted OIBDA, Adjusted net income, and Adjusted EBITDA.

Adjusted OIBDA increased 10.8% from $713 million to $790 million and Adjusted OIBDA margin increased 1.8 percentage points from 15.9% to 17.7% due to margin improvement associated with an increase in higher-margin streaming revenue and decreases in lower-margin physical revenue and artist services and expanded-rights revenue, as well as lower operating costs. Adjusted operating income increased 19.1% from $444 million to $529 million in the year due to the same factors affecting Adjusted OIBDA.

Adjusted EBITDA increased 13.6% from $737 million to $837 million. The increase was largely due to the same factors affecting Adjusted OIBDA in addition to higher pro forma savings expected to be realized from certain cost-savings initiatives and transactions.

Net loss was $470 million compared to income of $258 million in the prior year. Adjusted net income was $288 million compared to $346 million in the prior year. The decrease in net income and Adjusted net income was primarily due to the unfavorable impact of exchange rates on the Company’s external euro-denominated debt and intercompany loans, a loss on extinguishment of debt of $34 million due to recent refinancing activity and an increase in income tax expense due to a higher release of a U.S. deferred tax valuation allowance in the prior year, which was partially offset by lower interest expense due to refinancing activity.

Net debt (defined as total long-term debt, net of deferred financing costs, minus cash and equivalents) at the end of the current year was $2.551 billion compared to $2.355 billion at the end of the prior year.

Basic and Diluted earnings per share was a loss of $0.82 for the Class A and $0.95 for the Class B shareholders. The loss was due to the same factors affecting net loss.

Cash provided by operating activities was $463 million compared to $400 million in the prior year due to timing of royalty payments and lower spending due to COVID.  Free Cash Flow was $244 million, compared to $24 million in the prior year, reflecting the acquisition of EMP for $183 million. Capital expenditures were $85 million for the current year as compared to $104 million in the prior year driven by spend related to the Company's Los Angeles office consolidation.

Recorded Music

Recorded Music Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$958	$953	1%	$3,810	$3,840	-1%
Digital revenue	679	599	13%	2,568	2,343	10%
Operating income	108	57	89%	175	439	-60%
Adjusted operating income(1)	118	75	57%	582	490	19%
OIBDA(1)	151	101	50%	349	623	-44%
Adjusted OIBDA(1)	161	119	35%	756	674	12%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Fourth-Quarter Results

Recorded Music Revenue
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	For the Three Months Ended September 30, 2019
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Revenue by Segment:
Recorded Music
Digital	$679	$599	$602
Physical	105	103	106
Total Digital and Physical	784	702	708
Artist services and expanded-rights	98	171	177
Licensing	76	80	81
Total Recorded Music	$958	$953	$966

Recorded Music revenue was up 0.5% (or down 0.8% in constant currency).  The revenue increase was primarily due to the continued growth in streaming revenue—which grew 16.2% over the prior-year quarter and 8.5% over the prior quarter—which was partially offset by COVID-related business disruption and exchange rates in the current quarter. Physical revenue was flat. Growth in digital revenue was partially offset by declines in artist services and expanded-rights revenue and licensing revenue. Digital revenue growth reflects the continuing shift to streaming, the Company’s largest and fastest-growing source of revenue. The decline in artist services and expanded-rights revenue was due to tour postponements and cancellations and lower tour merchandise revenue resulting from COVID-related business disruption. The decline in licensing revenue reflects a decrease in broadcast fees and synchronization revenue from lower advertising, television and film deal activity due to the impact of COVID. Physical revenue reflects the continued shift to streaming, which was partially offset by strong releases in the quarter. Major sellers included Dua Lipa, Roddy Ricch,Tones and I, Aimyon and Cardi B.

Recorded Music operating income was $108 million, up from $57 million in the prior-year quarter and operating margin was up 5.3 percentage points to 11.3% versus 6.0% in the prior-year quarter. OIBDA increased to $151 million from $101 million in the prior-year quarter and OIBDA margin increased 5.2 percentage points to 15.8%. Adjusted OIBDA was $161 million versus $119 million in the prior-year quarter with Adjusted OIBDA margin up 4.3 percentage points to 16.8%. The increases in operating income and OIBDA were driven by lower non-cash stock-based compensation expense and an increase in Adjusted OIBDA. The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily due to overall cost savings and revenue mix.

Full-Year Results

Recorded Music Revenue
(dollars in millions)

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	For the Twelve Months Ended September 30, 2019
	As reported	As reported	Constant
	(audited)	(audited)	(unaudited)
Revenue by Segment:
Recorded Music
Digital	$2,568	$2,343	$2,321
Physical	434	559	558
Total Digital and Physical	3,002	2,902	2,879
Artist services and expanded-rights	525	629	631
Licensing	283	309	307
Total Recorded Music	$3,810	$3,840	$3,817

Recorded Music revenue declined 0.8% (or 0.2% in constant currency).  Declines in physical, artist services and expanded-rights and licensing revenue were partially offset by an increase in digital revenue. The decline in physical revenue was largely driven by the overall market decline, timing of releases and the impact of COVID. Artist services and expanded-rights revenue decreased due to the impact of COVID, which resulted in tour postponements and cancellations and decreased tour merchandising revenue. Lower licensing revenue was primarily related to COVID, which resulted in lower broadcast fees and lower synchronization revenue due to a decrease in advertising, television and film deal activity which was partially offset by one-time legal settlements. Digital revenue growth reflects the continuing shift to streaming and timing of releases, which were partially offset by a decrease in download revenue.  Recorded Music digital revenue grew 9.6% (or 10.6% in constant currency) and represented 67.4% of total Recorded Music revenue versus 61.0% in the prior year.  US Recorded Music digital revenue was $1.292 billion, or 80.3% of total US Recorded Music revenue, versus 74.2% in the prior year. Major sellers included Dua Lipa, Roddy Ricch,Tones and I, Aimyon and Cardi B.

Recorded Music operating income was $175 million down from $439 million in the prior year.  Recorded Music OIBDA decreased 44.0% to $349 million and OIBDA margin declined 7.0 percentage points to 9.2%.  Recorded Music Adjusted OIBDA improved 12.2% to $756 million and Recorded Music Adjusted OIBDA margin increased 2.2 percentage points to 19.8%. The decreases in operating income and OIBDA were driven by higher non-cash stock-based compensation expense of $359 million and an increase in Adjusted OIBDA. The increases in Adjusted OIBDA and Adjusted OIBDA margin were primarily due to overall cost savings and revenue mix.

Music Publishing

Music Publishing Summary Results
(dollars in millions)
	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue	$169	$173	-2%	$657	$643	2%
Digital revenue	100	76	32%	337	271	24%
Operating income	23	25	-8%	81	92	-12%
Adjusted operating income(1)	23	25	-8%	84	92	-9%
OIBDA(1)	43	44	-2%	157	166	-5%
Adjusted OIBDA(1)	43	44	-2%	160	166	-4%

(1) See "Supplemental Disclosures Regarding Non-GAAP Financial Measures" at the end of this release for details regarding these measures.

Fourth-Quarter Results

Music Publishing Revenue
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	For the Three Months Ended September 30, 2019
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
Revenue by Segment:
Music Publishing
Performance	$28	$48	$48
Digital	100	76	78
Mechanical	10	14	14
Synchronization	27	31	31
Other	4	4	4
Total Music Publishing	$169	$173	$175

Music Publishing revenue decreased 2.3% (or 3.4% in constant currency). Growth in digital revenue was more than offset by declines in performance, synchronization and mechanical revenue. Digital revenue growth reflects the continuing shift to streaming and timing of deals with digital service providers. The decrease in synchronization revenue relates to decreases in advertising spend and licensing activity resulting from COVID-related business disruption. The decrease in mechanical revenue is due to COVID-related business disruption and the continuing shift to streaming. The decrease in performance revenue was primarily driven by COVID-related business disruption.

Music Publishing operating income was $23 million compared to $25 million in the prior-year quarter. Operating margin decreased 0.9 percentage points to 13.6%. Music Publishing OIBDA decreased by $1 million or 2.3% to $43 million, and OIBDA margin was flat. Adjusted OIBDA decreased by $1 million and Adjusted OIBDA margin was flat.

Full-Year Results

Music Publishing Revenue
(dollars in millions)

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	For the Twelve Months Ended September 30, 2019
	As reported	As reported	Constant
	(audited)	(audited)	(unaudited)
Revenue by Segment:
Music Publishing
Performance	$142	$183	$179
Digital	337	271	270
Mechanical	48	55	55
Synchronization	119	120	119
Other	11	14	14
Total Music Publishing	$657	$643	$637

Music Publishing revenue increased 2.2% (or was up 3.1% in constant currency). Digital revenue growth was partially offset by declines in performance and mechanical revenue.  Music Publishing digital revenue increased 24.4% (or 24.8% in constant currency) reflecting the continuing shift to streaming, and represented 51.3% of total Music Publishing revenue versus 42.1% in the prior year. The decreases in Music Publishing performance revenue and mechanical revenue were primarily due to COVID-related business disruption and the timing of distributions. Synchronization revenue was flat due to increased deal activity in China and the UK offset by COVID-related business disruption.

Music Publishing operating income was $81 million, down 12.0% from $92 million in the prior year driven largely by higher artists and repertoire (“A&R”) spend, and increased overhead due to employee-related costs and restructuring. Operating margin was 12.3%, down 2.0 percentage points from 14.3% in the prior year.  Music Publishing OIBDA decreased 5.4% to $157 million, and Music Publishing OIBDA margin declined 1.9 percentage points to 23.9%, due to the same factors which impacted operating income and operating margin. Adjusted OIBDA decreased 3.6% to $160 million and Music Publishing Adjusted OIBDA margin declined to 24.4% due to higher A&R spend and employee-related costs, which were partially offset by revenue mix.
Financial details for the fiscal year can be found in the Company’s Annual Report on Form 10-K for the period ended September 30, 2020, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group
With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of WMG’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone, and Warner Records. They are joined by renowned labels such as Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino, Roadrunner, Sire, Spinnin’ Records, Warner Classics, and Warner Music Nashville. Warner Chappell Music - which traces its origins back to the founding of Chappell & Company in 1811 - is one of the world's leading music publishers, with a catalog of more than one million copyrights spanning every musical genre, from the standards of the Great American Songbook to the biggest hits of the 21st century.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution for material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email address through the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Basis of Presentation
The Company maintains a 52-53 week fiscal year ending on the last Friday in each reporting period. As such, all references to September 30, 2020 and September 30, 2019 relate to the periods ended September 25, 2020 and September 27, 2019, respectively. For convenience purposes, the Company continues to date its financial statements as of September 30.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Revenue	$1,126	$1,124	—%
Cost and expenses:
Cost of revenue	(606)	(639)	-5%
Selling, general and administrative expenses	(383)	(408)	-6%
Amortization expense	(49)	(48)	2%
Total costs and expenses	$(1,038)	$(1,095)	-5%
Operating income	$88	$29	—%
Loss on extinguishment of debt	(34)	—	—%
Interest expense, net	(29)	(34)	-15%
Other (expense) income, net	(45)	19	—%
(Loss) income before income taxes	$(20)	$14	—%
Income tax benefit	21	77	-73%
Net income	$1	$91	-99%
Less: Income attributable to noncontrolling interest	(2)	(1)	100%
Net (loss) income attributable to Warner Music Group Corp.	$(1)	$90	—%

Net (loss) income per share attributable to common stockholders:
Class A – Basic and Diluted	$0.00	$—
Class B – Basic and Diluted	$0.00	$0.18

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(audited)	(audited)
Revenue	$4,463	$4,475	—%
Cost and expenses:
Cost of revenue	(2,333)	(2,401)	-3%
Selling, general and administrative expenses	(2,169)	(1,510)	44%
Amortization expense	(190)	(208)	-9%
Total costs and expenses	$(4,692)	$(4,119)	14%
Operating (loss) income	$(229)	$356	—%
Loss on extinguishment of debt	(34)	(7)	—%
Interest expense, net	(127)	(142)	-11%
Other (expense) income, net	(57)	60	—%
(Loss) income before income taxes	$(447)	$267	—%
Income tax expense	(23)	(9)	—%
Net (loss) income	$(470)	$258	—%
Less: Income attributable to noncontrolling interest	(5)	(2)	—%
Net (loss) income attributable to Warner Music Group Corp.	$(475)	$256	—%

Net (loss) income per share attributable to common stockholders:
Class A – Basic and Diluted	$(0.82)	$—
Class B – Basic and Diluted	$(0.95)	$0.51

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets at September 30, 2020 versus September 30, 2019
(dollars in millions)

	September 30, 2020	September 30, 2019	% Change
	(audited)	(audited)
Assets
Current assets:
Cash and equivalents	$553	$619	-11%
Accounts receivable, net	771	775	-1%
Inventories	79	74	7%
Royalty advances expected to be recouped within one year	220	170	29%
Prepaid and other current assets	55	53	4%
Total current assets	$1,678	$1,691	-1%
Royalty advances expected to be recouped after one year	269	208	29%
Property, plant and equipment, net	331	300	10%
Operating lease right-of-use assets, net	273	—	—%
Goodwill	1,831	1,761	4%
Intangible assets subject to amortization, net	1,653	1,723	-4%
Intangible assets not subject to amortization	154	151	2%
Deferred tax assets, net	68	38	79%
Other assets	153	145	6%
Total assets	$6,410	$6,017	7%
Liabilities and Deficit
Current liabilities:
Accounts payable	$264	$260	2%
Accrued royalties	1,628	1,567	4%
Accrued liabilities	382	492	-22%
Accrued interest	30	34	-12%
Operating lease liabilities, current	39	—	—%
Deferred revenue	297	180	65%
Other current liabilities	80	286	-72%
Total current liabilities	$2,720	$2,819	-4%
Long-term debt	3,104	2,974	4%
Operating lease liabilities, noncurrent	299	—	—%
Deferred tax liabilities, net	163	172	-5%
Other noncurrent liabilities	169	321	-47%
Total liabilities	$6,455	$6,286	3%
Deficit:
Class A common stock	$—	$—	—%
Class B common stock	1	1	—%
Additional paid-in capital	1,907	1,127	69%
Accumulated deficit	(1,749)	(1,177)	49%
Accumulated other comprehensive loss, net	(222)	(240)	-8%
Total Warner Music Group Corp. deficit	$(63)	$(289)	-78%
Noncontrolling interest	18	20	-10%
Total deficit	(45)	(269)	-83%
Total liabilities and deficit	$6,410	$6,017	7%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019
	(unaudited)	(unaudited)
Net cash provided by operating activities	$176	$151
Net cash used in investing activities	(132)	(36)
Net cash used in financing activities	(28)	(31)
Effect of foreign currency exchange rates on cash and equivalents	5	(6)
Net increase in cash and equivalents	$21	$78

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019
	(audited)	(audited)
Net cash provided by operating activities	$463	$400
Net cash used in investing activities	(219)	(376)
Net cash (used in) provided by financing activities	(316)	88
Effect of foreign currency exchange rates on cash and equivalents	6	(7)
Net (decrease) increase in cash and equivalents	$(66)	$105

Figure 4. Warner Music Group Corp. - Recorded Music Digital Revenue Summary, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Streaming	$639	$550	16%
Downloads and Other Digital	40	49	-18%
Total Recorded Music Digital Revenue	$679	$599	13%

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Streaming	$2,403	$2,129	13%
Downloads and Other Digital	165	214	-23%
Total Recorded Music Digital Revenue	$2,568	$2,343	10%

Supplemental Disclosures Regarding Non-GAAP Financial Measures
We evaluate our operating performance based on several factors, including the following non-GAAP financial measures:

OIBDA
OIBDA reflects our operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets. We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand our operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 5. Warner Music Group Corp. - Reconciliation of Net Income to OIBDA, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Net (loss) income attributable to Warner Music Group Corp.	$(1)	$90	—%
Income attributable to noncontrolling interest	2	1	100%
Net income	$1	$91	-99%
Income tax benefit	(21)	(77)	-73%
Income including income taxes	$(20)	$14	—%
Other expense (income), net	45	(19)	—%
Interest expense, net	29	34	-15%
Loss on extinguishment of debt	34	—	—%
Operating income	$88	$29	—%
Amortization expense	49	48	2%
Depreciation expense	18	18	—%
OIBDA	$155	$95	63%
Operating income margin	7.8%	2.6%
OIBDA margin	13.8%	8.5%

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Net (loss) income attributable to Warner Music Group Corp.	$(475)	$256	—%
Income attributable to noncontrolling interest	5	2	—%
Net (loss) income	$(470)	$258	—%
Income tax expense	23	9	—%
Income including income taxes	$(447)	$267	—%
Other expense (income), net	57	(60)	—%
Interest expense, net	127	142	-11%
Loss on extinguishment of debt	34	7	—%
Operating (loss) income	$(229)	$356	—%
Amortization expense	190	208	-9%
Depreciation expense	71	61	16%
OIBDA	$32	$625	-95%
Operating income margin	-5.1%	8.0%
OIBDA margin	0.7%	14.0%

Figure 6. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Total WMG operating income – GAAP	$88	$29	—%
Depreciation and amortization expense	(67)	(66)	2%
Total WMG OIBDA	$155	$95	63%
Operating income margin	7.8%	2.6%
OIBDA margin	13.8%	8.5%

Recorded Music operating income – GAAP	$108	$57	89%
Depreciation and amortization expense	(43)	(44)	-2%
Recorded Music OIBDA	$151	$101	50%
Recorded Music operating income margin	11.3%	6.0%
Recorded Music OIBDA margin	15.8%	10.6%

Music Publishing operating income – GAAP	$23	$25	-8%
Depreciation and amortization expense	(20)	(19)	5%
Music Publishing OIBDA	$43	$44	-2%
Music Publishing operating income margin	13.6%	14.5%
Music Publishing OIBDA margin	25.4%	25.4%

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	% Change
	(unaudited)	(unaudited)
Total WMG operating (loss) income – GAAP	$(229)	$356	—%
Depreciation and amortization expense	(261)	(269)	-3%
Total WMG OIBDA	$32	$625	-95%
Operating (loss) income margin	-5.1%	8.0%
OIBDA margin	0.7%	14.0%

Recorded Music operating income – GAAP	$175	$439	-60%
Depreciation and amortization expense	(174)	(184)	-5%
Recorded Music OIBDA	$349	$623	-44%
Recorded Music operating income margin	4.6%	11.4%
Recorded Music OIBDA margin	9.2%	16.2%

Music Publishing operating income – GAAP	$81	$92	-12%
Depreciation and amortization expense	(76)	(74)	3%
Music Publishing OIBDA	$157	$166	-5%
Music Publishing operating income margin	12.3%	14.3%
Music Publishing OIBDA margin	23.9%	25.8%

Adjusted Operating Income (Loss), Adjusted OIBDA and Adjusted Net Income (Loss)
Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) is operating income (loss), OIBDA and net income (loss), respectively, adjusted to exclude the impact of certain items that affect comparability. Factors affecting period-to-period comparability of the unadjusted measures in the quarter included the items listed in Figure 7 below. We use Adjusted operating income (loss), Adjusted OIBDA and Adjusted net income (loss) to evaluate our actual operating performance. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare our results with those of other companies in our industry and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, operating income (loss), OIBDA and net income (loss) attributable to Warner Music Group Corp. as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

Figure 7. Warner Music Group Corp. - Reconciliation of Reported to Adjusted Results, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

For the Three Months Ended September 30, 2020
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$88	$108	$23	$155	$151	$43	$1
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	7	1	—	7	1	—	7
IPO Related Costs	(1)	—	—	(1)	—	—	(1)
COVID-19 Related Costs	4	—	—	4	—	—	4
L.A. Office Consolidation	1	1	—	1	1	—	1
Non-Cash Stock-Based Compensation	8	8	—	8	8	—	8
Adjusted Results	$107	$118	$23	$174	$161	$43	$20

Adjusted Margin	9.5%	12.3%	13.6%	15.5%	16.8%	25.4%

For the Three Months Ended September 30, 2019
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$29	$57	$25	$95	$101	$44	$91
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	10	2	—	10	2	—	10
L.A. Office Consolidation	2	2	—	2	2	—	2
Non-Cash Stock-Based Compensation	22	14	—	22	14	—	22
Adjusted Results	$63	$75	$25	$129	$119	$44	$125

Adjusted Margin	5.6%	7.9%	14.5%	11.5%	12.5%	25.4%

For the Twelve Months Ended September 30, 2020
	Total WMG Operating (Loss) Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net (Loss) Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$(229)	$175	$81	$32	$349	$157	$(470)
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	42	1	3	42	1	3	42
IPO Related Costs	89	—	—	89	—	—	89
COVID-19 Related Costs	17	13	—	17	13	—	17
L.A. Office Consolidation	2	2	—	2	2	—	2
Non-Cash Stock-Based Compensation	608	391	—	608	391	—	608
Adjusted Results	$529	$582	$84	$790	$756	$160	$288

Adjusted Margin	11.9%	15.3%	12.8%	17.7%	19.8%	24.4%

For the Twelve Months Ended September 30, 2019
	Total WMG Operating Income	Recorded Music Operating Income	Music Publishing Operating Income	Total WMG OIBDA	Recorded Music OIBDA	Music Publishing OIBDA	Net Income
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reported Results	$356	$439	$92	$625	$623	$166	$258
Factors Affecting Comparability:
Restructuring and Other Transformation Related Costs	27	8	—	27	8	—	27
L.A. Office Consolidation	11	11	—	11	11	—	11
Nashville Shared Service Costs	1	—	—	1	—	—	1
Non-Cash Stock-Based Compensation	49	32	—	49	32	—	49
Adjusted Results	$444	$490	$92	$713	$674	$166	$346

Adjusted Margin	9.9%	12.8%	14.3%	15.9%	17.6%	25.8%

Constant Currency
Because exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant-currency results by applying current-year foreign currency exchange rates to prior-year results. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with U.S. GAAP.

Figure 8. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019 As Reported and Constant Currency
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	For the Three Months Ended September 30, 2019
	As reported	As reported	Constant
	(unaudited)	(unaudited)	(unaudited)
U.S. revenue
Recorded Music	$418	$420	$420
Music Publishing	83	81	81
International revenue
Recorded Music	540	533	546
Music Publishing	86	92	94
Intersegment eliminations	(1)	(2)	(2)
Total Revenue	$1,126	$1,124	$1,139

Revenue by Segment:
Recorded Music
Digital	$679	$599	$602
Physical	105	103	106
Total Digital and Physical	784	702	708
Artist services and expanded-rights	98	171	177
Licensing	76	80	81
Total Recorded Music	958	953	966
Music Publishing
Performance	28	48	48
Digital	100	76	78
Mechanical	10	14	14
Synchronization	27	31	31
Other	4	4	4
Total Music Publishing	169	173	175
Intersegment eliminations	(1)	(2)	(2)
Total Revenue	$1,126	$1,124	$1,139

Total Digital Revenue	$778	$674	$679

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019	For the Twelve Months Ended September 30, 2019
	As reported	As reported	Constant
	(audited)	(audited)	(unaudited)
U.S. revenue
Recorded Music	$1,609	$1,656	$1,656
Music Publishing	325	300	300
International revenue
Recorded Music	2,201	2,184	2,161
Music Publishing	332	343	337
Intersegment eliminations	(4)	(8)	(8)
Total Revenue	$4,463	$4,475	$4,446

Revenue by Segment:
Recorded Music
Digital	$2,568	$2,343	$2,321
Physical	434	559	558
Total Digital and Physical	3,002	2,902	2,879
Artist services and expanded-rights	525	629	631
Licensing	283	309	307
Total Recorded Music	3,810	3,840	3,817
Music Publishing
Performance	142	183	179
Digital	337	271	270
Mechanical	48	55	55
Synchronization	119	120	119
Other	11	14	14
Total Music Publishing	657	643	637
Intersegment eliminations	(4)	(8)	(8)
Total Revenue	$4,463	$4,475	$4,446

Total Digital Revenue	$2,903	$2,610	$2,587

Free Cash Flow
Free Cash Flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use Free Cash Flow, among other measures, to evaluate our operating performance. Management believes Free Cash Flow provides investors with an important perspective on the cash available to fund our debt service requirements, ongoing working capital requirements, capital expenditure requirements, strategic acquisitions and investments, and any dividends, prepayments of debt or repurchases or retirement of our outstanding debt or notes in open market purchases, privately negotiated purchases or otherwise. As a result, Free Cash Flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of Free Cash Flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method management uses.

Because Free Cash Flow is not a measure of performance calculated in accordance with U.S. GAAP, Free Cash Flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free Cash Flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because Free Cash Flow deducts capital expenditures and cash paid or received for investments from “net cash provided by operating activities” (the most directly comparable U.S. GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of Free Cash Flow to the most directly comparable amount reported under U.S. GAAP, which is “net cash provided by operating activities.”

Figure 9. Warner Music Group Corp. - Calculation of Free Cash Flow, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019
	(unaudited)	(unaudited)
Net cash provided by operating activities	$176	$151
Less: Capital expenditures	37	22
Less: Net cash paid for investments	95	14

Free Cash Flow	$44	$115

	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019
	(unaudited)	(unaudited)
Net cash provided by operating activities	$463	$400
Less: Capital expenditures	85	104
Less: Net cash paid for investments	134	272

Free Cash Flow	$244	$24

Adjusted EBITDA

Adjusted EBITDA is equivalent to “EBITDA” as defined in our Revolving Credit Facility and our 2020 indenture and substantially similar to “Consolidated EBITDA” as defined under our 2012 and 2014 indentures and “EBITDA” as defined under our Senior Term Loan Facility, respectively. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. The definition of Adjusted EBITDA, in addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, also adjusts net income by excluding items or expenses such as, among other items, (1) the amount of any restructuring charges or reserves; (2) any non-cash charges (including any impairment charges); (3) any net loss resulting from hedging currency exchange risks; (4) the amount of management, monitoring, consulting and advisory fees paid to Access under the Management Agreement or otherwise; (5) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement); (6) transaction expenses; (7) equity-based compensation expense; and (8) certain extraordinary, unusual or non-recurring items. The definition of EBITDA under the Revolving Credit Facility also includes adjustments for the pro forma impact of certain projected cost savings, operating expense reductions and synergies and any quality of earnings analysis prepared by independent certified public accountants in connection with an acquisition, merger, consolidation or other investment.

Adjusted EBITDA is a key measure used by our management to understand and evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of those limitations include: (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for our business; (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on our indebtedness; and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, this measure adds back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Accordingly, Adjusted EBITDA should be considered in addition to, not as a substitute for, net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.

Figure 10. Warner Music Group Corp. - Reconciliation of Net Income to Adjusted EBITDA, Three and Twelve Months Ended September 30, 2020 versus September 30, 2019
(dollars in millions)

	For the Three Months Ended September 30, 2020	For the Three Months Ended September 30, 2019	For the Twelve Months Ended September 30, 2020	For the Twelve Months Ended September 30, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Income (Loss)	$1	$91	$(470)	$258
Income tax (benefit) expense	(21)	(77)	23	9
Interest expense, net	29	34	127	142
Depreciation and amortization	67	66	261	269
Loss on extinguishment of debt (a)	34	—	34	7
Net gain on divestitures and sale of securities (b)	—	(1)	(1)	(4)
Restructuring costs (c)	9	9	22	27
Net hedging and foreign exchange losses (gains) (d)	51	(27)	61	(38)
Management fees (e)	(3)	2	20	11
Transaction costs (f)	(1)	—	76	3
Business optimization expenses (g)	6	9	39	22
Non-cash stock-based compensation expense (h)	8	22	608	49
Other non-cash charges (i)	(6)	5	10	(19)
Pro forma impact of cost savings initiatives and specified transactions (j)	3	—	27	1
Adjusted EBITDA	$177	$133	$837	$737
______________________________________
(a)For the three and twelve months ended September 30, 2020, reflects a net loss incurred on the early extinguishment of our debt incurred as part of the June 2020 redemption of our 4.125% Senior Secured Notes and 4.875% Senior Secured Notes, the June 2020 tender for and the August 2020 redemption of the 5.000% Senior Secured Notes and the August 2020 partial repayment of the Senior Term Loan Facility. For the twelve months ended September 30, 2019, reflects net loss incurred on the early extinguishment of our debt incurred as part of the October 2018 partial redemption of our 4.125% Secured Notes, the October 2018 open market purchase of our 4.875% Senior Secured Notes, the November 2018 partial redemption of our 5.625% Secured Notes and the May 2019 redemption of the remaining 5.625% Secured Notes.
(b)Reflects net gain on sale of securities and divestitures.
(c)Reflects severance costs and other restructuring related expenses.
(d)Reflects (gains) losses from hedging activities and unrealized (gains) losses due to foreign exchange on our Euro-denominated debt and intercompany transactions.
(e)Reflects management fees and related expenses paid to Access. For the twelve months ended September 30, 2020, amounts include a one-time fee of $13 million related to termination of the management agreement with Access. Prior to termination of the management agreement, the annual fee was equal to the greater of a base amount, equal to approximately $7 million for the twelve months ended September 30, 2020, and 1.5% of EBITDA (as defined in the indenture governing the redeemed Holdings 13.75% Senior Notes due 2019) of the Company for the applicable fiscal year, plus expenses.
(f)Reflects transaction costs, including qualifying IPO costs of $76 million for the twelve months ended September 30, 2020.
(g)Reflects costs associated with our transformation initiatives and IT system updates, which includes costs of $5 million and $30 million related to our finance transformation for the three and twelve months ended September 30, 2020, respectively, as well as $8 million and $18 million for the three and twelve months ended September 30, 2019, respectively.
(h)Reflects non-cash stock-based compensation expense mainly related to the Warner Music Group Corp. Senior Management Free Cash Flow Plan.
(i)Reflects non-cash activity, including the unrealized losses (gains) on the mark-to-market of an equity method investment, investment losses (gains) and other non-cash impairments.
(j)Reflects expected savings resulting from transformation initiatives and pro forma impact of specified transactions for the three and twelve months ended September 30, 2020 and September 30, 2019. Certain of these costs savings initiatives and transactions were identified in the current quarter and as a result the proforma impact was not included in the three and twelve months ended June 30, 2020. The impact of which would have been approximately a $7 million increase in the twelve months ended June 30, 2020 Adjusted EBITDA. In addition, the three and twelve months ended September 30, 2019 also excluded certain proforma items identified within the current fiscal year, the impact of which would have been an approximately $9 million increase in the three and twelve months ended September 30, 2019 Adjusted EBITDA.

Media Contact:	Investor Contact:
James Steven	Kareem Chin
(212) 275-2213
James.Steven@wmg.com	Investor.Relations@wmg.com